Exhibit 2.1



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                            ASSET PURCHASE AGREEMENT

                                     between

                              VAN DYNE-CROTTY, INC.

                                  as Purchaser

                                       and

                             FIRST AID SELECT, INC.

                                    as Seller



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                                    Effective

                                December 20, 1999




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                            ASSET PURCHASE AGREEMENT


                 THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made this 16th day of December, 1999, between FIRST AID SELECT, INC., a Florida corporation (the "Seller"), and VAN DYNE-CROTTY, INC. (the "Purchaser").

                                    RECITALS

         A. Seller is engaged in the retail/route sales of first aid and safety supplies.

         B. Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, upon the terms and conditions specified herein, all of the Purchased Assets, as defined herein, of such business.

                                    AGREEMENT

  NOW, THEREFORE, in consideration of the foregoing recitals, and in consideration of the promises, covenants, terms and conditions specified herein, the parties hereto agree as follows:

                                    ARTICLE I

                                  DEFINITIONS

         For all purposes of this Agreement, the following defined terms shall have the meanings set forth in this Article I:

         1.1 "Accounts Receivable" means all of the monies owed to the Seller by its customers of the Business, including by way of example, but not limitation, current receivables, delinquent receivables and finance charges.

         1.2 "Business" means the First Aid Supply Business conducted by Seller prior to the Closing Date.

         1.3 "Closing" means the actions taken as provided in Article VI in connection with the consummation of the transactions contemplated by this Agreement.

         1.4 "Closing Date" means the time and date when the Closing of the transactions contemplated by this Agreement shall be effective, which shall be 12:01 a.m. on December 20, 1999.

         1.5 "Code" means the Internal Revenue Code of 1986, as amended.



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         1.6 "Contracts" means all written or oral contracts, agreements, commitments and orders (including but not limited to Customer Contracts, purchase orders, Leases and license agreements) of Seller in the Business, but does not include any contracts, agreements or arrangement for or in regard to leased employees.

         1.7 "Customer Contracts" means all or oral written contracts, agreements, commitments and orders from customers of the Business.

         1.8 "Encumbrance" means any mortgage, pledge, security interest, lien, claim, charge, encumbrance, option, lease, restriction or restraint on transfer.

         1.9 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         1.10 "ERISA Plan" means any and all employee pension benefit plans (as defined in Section 3(2) of ERISA) and any and all employee welfare benefit plans (as defined in Section 3(1) of ERISA).

         1.11 "Financial Statements" means the financial statements of the Seller, including a balance sheet and statement of income and expenses as at December 31, 1998 and as at September 30, 1999.

         1.12 "First Aid Supply Business" means Seller's retail van delivery first aid and safety supply business.

         1.13 "Inventory" means all of Seller's inventory and salable goods used in the Business valued at their cost to retailers and which is physically located in the Seller's retail delivery vehicles as determined by a physical inventory of such by Seller and Purchaser as of the Closing Date.

         1.14 "Lease" means any lease, sublease or rental agreement by which Seller leases or rents any real property or other tangible property as lessee.

         1.15 "Litigation" means claims, suits, actions, investigations or proceedings.

         1.16 "Name" means First Aid Direct.

         1.17 "Permits" means licenses, qualifications, permits, approvals, franchises, zoning variations and authorizations (federal, state and local) used in the Business.

         1.18 "Purchase Price" means the sum of $350,000.

         1.19 "Purchased Assets" means all of the following assets of Seller used in the Business as of the Closing Date:


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         (a) Seller's equipment, machinery, furniture, fixtures and other personal property listed on Schedule 3.4.

         (b) The motor vehicles specifically listed and identified (by serial number or otherwise) on Schedule 3.4.

         (c) The Inventory.

         (d) The Accounts Receivable.

         (e) The right to use the Name only with respect to retail sales of first aid and safety supplies.

         (f) All of Seller's right, title, and interest in and to all Contracts.

         (g) All of Seller's Permits.

         (h) All of Seller's Records.

         The Purchased Assets do not, however, include Seller's cash and bank deposits of the Business.

         1.20 "Records" means all books and records of Seller used in the Business, including without limitation, all of its property and equipment records, production records, engineering records, purchasing and sales records, personnel and payroll records, accounting records, magnetic copies of computer files and documentation, all customer lists and other records and files kept or used by Seller in the ordinary course or conduct of the Business, but not including Seller's tax returns, minute books or shareholder records.

         1.21 "Taxes" means corporate taxes, franchise taxes, sales taxes, use taxes, real property taxes, personal property taxes, state business taxes, federal, state and local income taxes, FICA taxes and FUTA taxes, other payroll taxes and all related assessments, charges, duties, deficiencies, penalties, interest and fines.

         1.22 "Vehicle Loans" means the Encumbrances against the motor vehicles listed and identified on Schedule 3.4.

                                   ARTICLE II

                               PURCHASE AND SALE

         2.1 Purchase and Sale. As of the Closing Date, upon the terms, subject to the conditions, and for the consideration hereinafter set forth, Seller shall sell,


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convey, assign, transfer and deliver all of the Purchased Assets to Purchaser by such appropriate bills of sale, conveyances, assignments or other instruments of transfer as may be reasonably requested by counsel for Purchaser.

         2.2 Purchase Price. Purchaser shall pay to Seller the Purchase Price for the Purchased Assets by wire transfer on December 20, 1999.

         2.3 Allocation of Purchase Price. The purchase price shall be allocated as follows:

           Accounts Receivable                  Book Value
           Tangible Fixed Assets                Book Value
           Inventory                            Wholesale Price to Customers
           Customer Contracts
              and Goodwill                      Balance of Purchase Price

         2.4 Payment of Purchase Price. Purchaser shall pay the Seller the Purchase Price at the Closing by wire transfer of immediately available funds to such bank account as Seller may specify in writing to Purchaser at least five days prior to the Closing.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Purchaser as of the date of this Agreement and as of the Closing Date as follows:

         3.1 Power and Authority.

             Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has full power and authority to carry on the Business as it is presently conducted, and to own, lease and operate the Purchased Assets. Seller is not required to be qualified or licensed to do business in any other state or jurisdiction with respect to the Business where such failure would have a material adverse effect on the Business.

         3.2 Execution and Delivery. The execution, delivery and performance of this Agreement by Seller, and the consummation of the transactions contemplated by this Agreement, will not:

         (a) violate, result in a breach of any of the terms or conditions of, or constitute a default under, the Articles of Incorporation or By-Laws or similar documents of Seller, or under any contract, agreement, commitment, undertaking, understanding, note, bond, license or other instrument or obligation to which Seller


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is a party, or by which any of the Purchased Assets may be bound or affected, or which would adversely affect the value of the Purchased Assets or the ability of Seller to transfer good title to and possession of the same to Purchaser; or

         (b) violate or conflict with any applicable law, judgment, order, writ, injunction or decree of any court, administrative agency or governmental body applicable to Seller.

         3.3 Capacity and Authority. Seller has full corporate capacity, power and authority to enter into this Agreement, and to carry out the transactions contemplated by this Agreement. The Board of Directors and shareholders of Seller have duly authorized, and Seller has taken all necessary action to authorize, the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated by this Agreement by Seller. The obligations of Seller set forth in this Agreement are legal, valid and binding obligations of Seller enforceable in accordance with their terms.

         3.4 Title to and Condition of Properties.

         (a) Set forth in Schedule 3.4 is a list of all tangible assets and property of Seller included in the Purchased Assets having a fair market value of $500 or more (other than Inventory) and all motor vehicles included in the Purchased Assets. Except as set forth in Schedule 3.4, Seller has good, valid and marketable title to all the Purchased Assets, free and clear of all Encumbrances except for such imperfections or encumbrances which would not have a material adverse effect on the Purchased Assets, and except for the Vehicle Loans. At the Closing Seller shall transfer to Purchaser good, valid and marketable title to each of the Purchased Assets, free and clear of Encumbrances. The Vehicle Loans are current and no payment or liability thereunder is in arrears as of the Closing Date.

         (b) As of the Closing Date, the equipment, machinery and motor vehicles included in the Purchased Assets are in good condition and working order, subject to normal wear and tear in accordance with past experience.

         (c) To the best of Seller's knowledge, the Inventory is adequate and suitable as of the Closing Date for the conduct of the Business as conducted by Seller, and the quality, quantity and mix is consistent with prior business practices of the Seller and will be in such condition to be readily saleable at standard prices.

         3.5 Taxes. With respect or relating to the Business, and its business operations in connection therewith:

         (a) Seller has paid or shall timely pay all Taxes due and payable by it or to become due and payable by it; and


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         (b) Seller shall pay, and shall be solely responsible for, all Taxes
(foreign, federal, state and local) which have accrued or will accrue by virtue of the consummation of this transaction including by way of example but not limited to any transfer, sales or use tax and no tax lien has attached or will attach to any of the Purchased Assets by reason of the consummation of this transaction or by reason of any activity of Seller prior to the Closing Date.

         3.6 Material Events. Since December 31, 1998, there has not been any material occurrence, event, change in business, financial, or accounting practices, damage, destruction, or loss, or any other condition or event which has or would materially adversely affect the properties, assets or business operations of the Business.

         3.7 Compliance with Laws. Seller is in compliance, in all material respects, with all applicable laws, rules, regulations, ordinances and standards including, but not limited to, environmental, civil rights, occupational safety and health and hazardous substances with respect to the Business.

         3.8 Licenses, Permits, Etc. Set forth in Schedule 3.8 is a complete and accurate list of all Permits held by or granted to Seller which are in effect as of the date of this Agreement and which are materially necessary to the conduct of the Business. Seller possesses all Permits applicable to Seller which are necessary for the conduct of the Business as heretofore conducted or the operation of the Purchased Assets. All such Permits are now, and as of the Closing Date will be, in full force and effect without modification. Except as described in Schedule 3.8, all such Permits may be, and on the Closing will be, effectively transferred or assigned to Purchaser without the consent of any government agency so as to allow Purchaser to operate the Purchased Assets and Business in substantially the same manner as they are currently being operated except where such Permits are not assignable or require the Purchaser's actions to remain in force. No violation of any such Permit has been recorded and no proceeding which might result in revocation or limitation thereof is pending or, to the best of the Seller's knowledge, threatened.

         3.9 Litigation. Except as disclosed on Schedule 3.9:

         (a) there is no Litigation pending or, to the best of Seller's knowledge, threatened against, or affecting, the Purchased Assets or the Business, by any person or entity, including, but not limited to, any administrative agency, arbitrator or governmental body; and

         (b) there is no outstanding order, writ, injunction or decree of any court, administrative agency, governmental body or arbitration tribunal against or affecting the Purchased Assets or the Business.


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         3.10 Financial Statements. Seller has delivered to Purchaser true and complete copies of the Financial Statements. The Financial Statements have been prepared in conformity with general accepted accounting principles consistently applied and are a fair, accurate and complete representation of the financial position of the Business, the results of the Business's operations, and the related changes in its financial position as of the respective dates thereof and for the periods then ended. The Financial Statements are substantially in accordance with the books and records of Seller.

         3.11 Contracts.

         (a) Set forth on Schedule 3.11 is a complete list of all Contracts of Seller pertaining to the Business which involve: (i) payments or financial obligations of $10,000 or more, (ii) which are not terminable by Seller without cause and without expense or liability to Seller on notice of 30 days or less, or (iii) matters that are material to the Business. No other contract, agreement, commitment or order is necessary for Purchaser to conduct the Business substantially as it is presently conducted. True and complete copies of all such Contracts will have been furnished to Purchaser by Seller prior to the Closing.

         (b) Except as set forth in Schedule 3.11, each of such Contracts may be assigned to Purchaser pursuant to this Agreement without any breach, default, acceleration or termination thereof, and all of the rights of Seller under the same shall upon assignment to Purchaser pursuant to this Agreement be enforceable by Purchaser after the Closing Date, without the consent or agreement of any other person, except such consents as are hereafter obtained by Seller without any adverse effect upon Purchaser, the Purchased Assets, and/or the business operations conducted by Purchaser with the Purchased Assets after the Closing.

         (c) The Seller has not received any notice of default with respect to any Contracts. There are no facts or conditions which have occurred which would (either with notice or lapse of time, or both) constitute a default with respect to any Contracts by the Seller, or which would cause the acceleration of any obligation of Seller to the same.

         (d) There are no persons holding powers of attorney from Seller.

         (e) To the best of Seller's knowledge, no Contract calls for the leasing or purchasing by Seller of any premises, goods or services at prices substantially in excess of prevailing market prices on the Closing Date or, to the best of Seller's knowledge, the leasing or sale by Seller of any premises, goods, or services at prices substantially below prevailing market prices on the Closing Date.

         3.12 Customers. Attached as Schedule 3.12 is a true and complete list of all of the Seller's customers of the Business as of the Closing Date. Such list shall


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include the name and address of each customer and the amount of purchases of each customer for the six month period ending ten days prior to the Closing. Except as set forth in Schedule 3.12, to the best of Seller's knowledge, no customer on Seller's customer and route lists is planning to or has threatened to terminate its business relationship with the Business.

         3.13 Employment Agreements and Employee Benefit Plans.

         (a) Set forth in Schedule 3.13 is a complete list of all employment agreements, deferred compensation agreements, incentive and bonus plans, ERISA Plans and other fringe benefits presently in effect covering any employees of Seller employed in the Business and the categories of employees covered by each such agreement, contract, plan or program, and all accrued but unpaid contributions, premiums or other payments attributable to each such agreement, contract, plan or program. Except as specifically set forth in Schedule 3.13, neither Seller nor any entity related to Seller (as defined in Section 4001 of ERISA) has contributed, is contributing, was obligated to contribute at any time in the past, or is obligated to contribute (now or in the future) to any multi-employer pension plan (as defined in Section 3(37) of ERISA).

         (b) Seller, as to employees employed in the Business, (i) has not announced or committed itself to changes in any employment agreement, deferred compensation agreement, incentive plan, bonus plan, fringe benefits and ERISA Plans presently in effect (ii) has not announced or committed itself to adopt any new agreement, contract, plan or program to provide new employee benefits or fringe benefit programs or to expand or modify existing programs; and (ii) is not required, by agreement or otherwise, to alter any such agreement, contract, plan or program. Seller has provided Purchaser with true, correct and complete copies of all agreements, plan and trust documents, employee communications, insurance contracts, summary plan descriptions and, if applicable, filings with the Department of Labor and Internal Revenue Service, including Treasury Forms 5500 for the most recent three years, relating to all agreements and plans listed in Schedule 3.13 which Purchaser has requested.

         3.14 ERISA Compliance. No act, omission, or event has occurred which could be expected to give rise to a prohibited transaction under Section 406 of ERISA or to a breach of fiduciary duty or any cause of action under Section 502 of ERISA with respect to any agreement, contract, plan or program listed in
Schedule 3.13. No agreement, contract, plan or program listed in Schedule 3.13 is currently subject to any audit or Litigation in a state or federal court or before any arbitrator or government agency, and no fiduciary or party in interest (as defined under ERISA), with respect to any such agreement, contract, plan or program is involved in any Litigation (either pending or threatened) involving the administration of or payment of benefits under any such agreement, contract, plan or program. All agreements, contracts, plans or programs listed in Schedule 3.13 have been administered in


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compliance with their governing documents, applicable law and government regulations.

         3.15 Employment Practices. Schedule 3.15 sets forth the name, title or responsibility, and annual rate of compensation of each employee of Seller employed in the Business. Schedule 3.15 also sets forth, as of the Closing Date, the seniority and unused vacation and sick time of each such employee of Seller. Seller has paid in full to its employees employed in the Business all wages, salaries, commissions, bonuses and other direct compensation for all services performed by them, other than amounts which have not yet become payable in accordance with Seller's customary practices. Seller is not a party to any collective bargaining contract or other agreement with any labor union. No organizing efforts, labor trouble or strike exists or, to the best of Seller's knowledge, is threatened which could adversely affect the Business.

         3.16 Insurance; Workers' Compensation. Set forth on Schedule 3.16 is a list of liability and property insurance policies maintained by Seller in the Business and the balance of any premiums due thereon. To the best of Seller's knowledge, no notice of suspension or cancellation of any insurance policies currently maintained by Seller has been received by Seller or, to the best of Seller's knowledge, is threatened. Seller maintains workers' compensation insurance with limits not less than those required under the laws of each state to which it is subject, or is a certified self-insurer under such laws. All workers' compensation insurance maintained by Seller is in full force and effect, and no payments with respect thereto are past due. Schedule 3.16 contains a list of all awards of workers' compensation benefits granted against Seller or with respect to employees involved in the Business since January 1, 1994.

         3.17 Brokerage and Finder's Fees. Seller has not incurred any liability or obligation to any finder or agent for any brokerage fees, finder's fees or commissions with respect to the transactions contemplated by this Agreement.

         3.18 Customer Accounts. Seller does not presently owe any customer or customer account of the Business any sum of money or other consideration whatsoever to secure or retain the patronage of such customer or customer account.

         3.19 Use of Name; No Infringement. Seller has the right to use the Name in the Business and to transfer the right to use the Name to Purchaser in accordance with this Agreement free and clear of any Encumbrances. Seller has filed a trademark application with the U.S. Patent and Trademark Office for the Name. The Seller has not received any notice that Seller in the operation of the Business is infringing or violating any patent, trademark, service mark, copyright or other intellectual property right of any third party and, to the best of Seller's knowledge, there is no basis for any such claim.


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         3.20 Consents and Approvals. Except as set forth on Schedule 3.20, no consent, approval, waiver, authorization, registration or qualification is required to be obtained by the Seller from, and no notice or filing is required to be given by the Seller to or made by the Seller with, any governmental authority or other third-party in connection with the execution, delivery and performance by the Seller of the terms of this Agreement.

         3.21 Full Disclosure. No representation or warranty of the Seller contained in this Agreement (including any Exhibit or Schedule attached hereto) contains or will knowingly contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained in this Agreement not misleading. In purchasing the Purchased Assets, Purchaser is relying upon the truth and accuracy of each of the foregoing representations and warranties, and as stated in this Article III, each of the same constitutes a basic and bargained for consideration for such purchase by Purchaser.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to the Seller as of the date hereof and as of the Closing Date, as follows:

         4.1 Power and Authority. Purchaser is a corporation duly organized, validly legally existing and in good standing under the laws of the state of Ohio and is qualified to do business in the State of Florida.

         4.2 Execution and Delivery. The execution, delivery and performance of this Agreement by Purchaser, and the consummation of the transactions contemplated by this Agreement contemplated hereby, will not:

         (a) violate, result in a breach of any of the terms or conditions of, or constitute a default under, the Articles of Incorporation or Code of Regulations of Purchaser, or under any contract, agreement, commitment, undertaking, understanding, note, bond, license or other instrument or obligation to which Purchaser is a party, or by which any of the properties or assets of Purchaser may be bound or affected; or

         (b) violate or conflict with any applicable law, judgment, order, writ, injunction or decree of any court, administrative agency or governmental body applicable to Purchaser.

         4.3 Capacity and Authority. Purchaser has full capacity, power and authority to enter into this Agreement, and to carry out the transactions contemplated by this Agreement. Purchaser has taken all necessary action to


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authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement. The obligations of Purchaser set forth in this Agreement are legal, valid and binding obligations of Purchaser, enforceable in accordance with their terms.

         4.4 Brokerage and Finder's Fees. Purchaser has not incurred any liability or obligation to any finder or agent for any brokerage fees, finder's fees or commissions with respect to the transactions contemplated by this Agreement.

                                    ARTICLE V

        NO ASSUMPTION OF LIABILITIES BY PURCHASER; WAIVER OF BULK SALES

         5.1 No Assumption of Liabilities. Notwithstanding any other term or provision of this Agreement, except for the Vehicle Loans on the motor vehicles listed and identified on Schedule 3.4 and as provided in Section 2.5 of this Agreement, Purchaser does not assume and shall not be responsible for, any liability, commitment or obligation of Seller, including, without in any way limiting the generality of the foregoing, (1) any employment responsibilities or obligations of Seller, (2) any obligations and liabilities of Seller under any collective bargaining or labor agreements, (3) any obligation or liability of Seller arising out of the sponsorship or administration of any ERISA Plan, (4) any accounts payable, loans or other liabilities which are not otherwise assumed by Purchaser pursuant to this Agreement, (5) any claims, suits, actions or Litigation filed prior to the Closing Date, (6) liabilities or obligations to be paid or performed prior to the Closing Date under the Contracts, (7) any obligation or liability of Seller with respect to vacation or sick pay or any other employment obligations of Seller, and/or (8) any product liability, breach of warranty or similar liability. Seller shall be solely responsible for all liabilities and obligations and arising out of the operation of the Business or the ownership, lease or use of the Purchased Assets prior to the Closing Date. All periodic obligations of the Business for utilities, rental of personal property or similar obligations that apply to time periods beginning before and ending after the Closing Date shall be pro-rated on a daily basis between Seller and Purchaser.

         5.2 Waiver of Bulk Transfers Law. The parties waive compliance with the provisions of the Bulk Sales Law of any state, and Seller warrants and agrees to pay and discharge when due all claims of creditors which could be asserted against Purchaser by reason of such noncompliance. Seller agrees to pay at or before the Closing all trade payables pertaining to the Business and the Purchased Assets, or according to terms if such terms extend beyond Closing, and all sales, withholding, property and other taxes due to the State of Florida or any other taxing jurisdiction.


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                                   ARTICLE VI

                                    CLOSING

         6.1 Time and Place. The Closing of the transactions contemplated by this Agreement will take place at the offices of Atlas, Pearlman, Trop & Borkson, P.A. on December 16, 1999, or such other place and time as the parties may agree, and shall be effective as of the Closing Date.

         6.2 Deliveries by Seller. At the Closing, Seller will, subject to the satisfaction of the conditions set forth in Article IX, deliver to Purchaser:

         (a) A Bill of Sale.

         (b) Releases and UCC termination statements from any third party having a security interest in all or a portion of the Purchased Assets or such other evidence of termination of such security interests as is reasonably acceptable to Purchaser.

         (c) All other certificates, documents of title, bills of sale and other instruments of conveyance and transfer, in form satisfactory to Purchaser and Purchaser's counsel, as Purchaser's counsel shall deem necessary, to vest in Purchaser good and marketable title to the Purchased Assets.

         (d) Copies of all employment agreements with any of the Seller's employees engaged in the Business.

         6.3 Requirements Purchasing Agreement. The Requirements Purchasing Agreement described in Article 9.3 shall be signed and delivered.

                                   ARTICLE VII

                            COVENANTS OF THE PARTIES

         7.1 Noncompetition Agreement.

         (a) During the period of five years after the Closing Date, Seller shall not, directly or indirectly (as an agent, contractor, consultant, partner, member, shareholder, owner or otherwise):

                  (i) Own any interest (other than the ownership of less than 1% of the outstanding stock of a publicly traded company) in, engage in or otherwise participate in, whether for compensation or not, any business that is involved in the First Aid Supply Business;


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                  (ii) Request or advise any customer of the Business conducted by Purchaser to terminate or alter its business relationship with the First Aid Supply Business, or otherwise interfere with the business operations of the First Aid Supply Business; or

                  (iii) Induce or attempt to induce or influence any employee of Purchaser to terminate employment with Purchaser.

         (b) It is the intent of the parties that the provisions of this Section
7.1 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, to the extent that the noncompetition restrictions under this Agreement shall be adjudicated to be invalid or unenforceable in any such jurisdiction, the court making such determination shall have the power to limit, construe or reduce the duration, scope, activity and/or area of such provision, and/or delete specific words or phrases to the extent necessary to render such provision enforceable to the maximum reasonable extent permitted by applicable law, such limited form to apply only with respect to the operation of this
Section in the particular jurisdiction in which such adjudication is made.

         (c) Seller acknowledges that its adherence to the terms of the covenants set forth in Section 7.1 is necessary to protect the value of the Purchased Assets to Purchaser, that a continuing breach of such covenants will result in irreparable and continuing damage to the value of the Purchased Assets, and that money damages would not adequately compensate Purchaser for any such breach and, therefore, that Purchaser would not have an adequate remedy at law. In the event any action or proceeding shall be instituted by Purchaser to enforce any provision of Section 7.1, Seller shall waive the claim or defenses in such action that (i) money damages are adequate to compensate Purchaser for such breach and (ii) there is an adequate remedy at law available to Purchaser, and shall not urge in any such action or proceeding the claim or defense that such remedy at law exists. Purchaser shall have, in addition to any and all remedies at law, the right to an injunction, both temporary and permanent, specific performance and/or other equitable relief to prevent the violation of any obligation under Section 7.1. The parties agree that the remedies of Purchaser for breach of Section 7.1 by Seller shall be cumulative, and seeking or obtaining injunctive or other equitable relief shall not preclude the making of a claim for damages or other relief. Seller also agrees that Purchaser shall be entitled to such damages as it can show it has sustained by reason of such breach and shall not be limited in its damages by any provision of, or to the consideration received by Seller pursuant to, this Agreement. In any action brought to enforce the covenants set forth in Section 7.1, or to recover damages for breach thereof, the prevailing party shall be entitled to recover reasonable attorneys' fees and other expenses of litigation, together with such other and further relief as may be proper.

         (d) The parties intend to and do hereby confer jurisdiction to enforce this Section 7.1 upon the courts of any state within the geographical scope of the covenants contained in this Agreement. If the courts of any one or more of such states or jurisdictions shall hold such covenant wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties that such determination shall not bar or in any way affect the right of Purchaser to the relief provided above in the courts of any other state or jurisdiction within the geographical scope of such covenant, as to breaches of such covenants in such other respective states or jurisdictions; the above covenants as they relate to each state or jurisdiction being, for this purpose, severable into diverse and independent covenants.

         7.2 Access to Records. Purchaser shall retain the Records for at least six years. Seller or its agents shall have access to the Records, upon reasonable notice and during normal business hours, at the Purchaser's Florida office for legitimate business or tax purposes during such six year period.

                                  ARTICLE VIII

                  CONDITIONS PRECEDENT TO CLOSING BY PURCHASER

         Subject to waiver by Purchaser, each of the agreements of Purchaser to be performed by it at the Closing pursuant to this Agreement shall be subject to the fulfillment of each of the following conditions precedent:

         8.1 Representations and Warranties. Each of the representations and warranties of the Seller set forth in this Agreement shall be true, correct and complete in all material respects on the date of this Agreement and on the Closing Date, as if made at that time.

         8.2 Agreements. Seller shall have performed and complied with all agreements, undertakings, obligations and covenants which are required to be performed or complied with by it at or prior to the Closing Date.

         8.3 Closing Deliveries. Purchaser shall have received the items to be delivered to it at Closing as described in Article 6.2.

         8.4 Litigation. No notice shall have been received as to Litigation being commenced or threatened against Purchaser or Seller by any governmental authority or any other person or entity with regard to this Agreement or the transactions contemplated by this Agreement.

         8.5 Release of Encumbrances. All Encumbrances on any of the Purchased Assets shall have been fully released.

         8.6 Satisfaction with Legal Matters. All legal matters in connection with this Agreement and the transactions contemplated by this Agreement, and the form and substance of all legal proceedings and papers, instruments and documents used or delivered herewith or incident to this Agreement shall be reasonably satisfactory to counsel for Purchaser.

         8.7 Third-Party Consents and Approvals; Estoppel Certificates. Seller and Purchaser have obtained all third-party (including but not limited to governmental) consents and approvals, if any, required for the transfer or continuance, as the case may be, of the Contracts and Permits disclosed in Schedules 3.8 and 3.11 pursuant to the transactions contemplated by this Agreement.

                                   ARTICLE IX

                   CONDITIONS PRECEDENT TO CLOSING BY SELLER

         Subject to waiver by Seller, each of the agreements of Seller to be performed by it at the Closing pursuant to this Agreement shall be subject to the fulfillment of each of the following conditions precedent:

         9.1 Representations and Warranties. Each of the representations and warranties of Purchaser set forth in this Agreement shall be true, correct and complete in all material respects on the date hereof and on the Closing Date, as if made at that time.

         9.2 Agreements. Purchaser shall have performed and complied with all agreements, undertakings, obligations and covenants which are required to be performed or complied with by it at or prior to the Closing Date.

         9.3 Requirements Purchasing Agreement. Purchaser and Seller shall have executed the Requirements Purchasing Agreement in the form attached as Exhibit 9.3.

         9.4 Closing Deliveries. Seller shall have received the items to be delivered to it at Closing as described in Article 6.3.

         9.5 Litigation. No notice shall have been received as to Litigation being commenced or threatened against Purchaser or Seller by any governmental authority or any other person or entity with regard to this Agreement or the transactions contemplated by this Agreement.

         9.6 Satisfaction with Legal Matters. All legal matters in connection with this Agreement and the transactions contemplated by it, and the form and substance of all legal proceedings and papers, instruments and documents used or delivered herewith or incident hereto shall be reasonably satisfactory to counsel for Seller.

                                    ARTICLE X

                                 INDEMNIFICATION

         10.1 Survival. All representations, warranties, covenants, obligations and undertakings made or contained in this Agreement shall survive the Closing and shall survive any inspection, investigation or acceptance of possession or delivery of the Purchased Assets made or done at any time by Purchaser but only for a period of two years after the Closing Date.

         10.2 Indemnification by Seller. Seller shall indemnify, defend and hold Purchaser harmless from and against any and all loss, liability (including, but not limited to, consequential damages), damage, deficiency, claim or expense, including, but not limited to, reasonable attorneys' fees, arising out of or due to: (a) a breach of or default under any representation, warranty, covenant, agreement, obligation or undertaking of Seller contained in this Agreement; (b) any claims asserted against Seller or Purchaser and arising out of the operation of the Business on or prior to the Closing Date; (c) noncompliance with any laws relating to bulk sales or other laws for the protection of creditors; (d) the failure of the Seller to file any federal, state or local returns in connection with or pay any Taxes due and payable, accrued, incurred or attributable to any event or circumstance occurring or existing or applicable to any period ending on or before the Closing Date; and (e) any debt, liability, commitment or obligation, of any nature, whether accrued, absolute, contingent or other and whether due or to become due of Seller, or arising out of the business operations of the Business prior to the Closing Date or Seller's ownership or use of any of the Purchased Assets prior to the Closing Date.

         10.3 Indemnification by Purchaser. Purchaser shall indemnify, defend and hold Seller harmless from and against any and all loss, liability (including, but not limited, consequential damages), damage deficiency, clam, or expense, including, but not limited to, reasonable attorneys' fees, arising out of or due to: (a) the Vehicle Loans due and payable after the Closing Date; (b) a breach of or default under any representation, warranty, covenant, obligation or undertaking of Purchaser contained in this Agreement; (c) any claims asserted against Seller or Purchaser, and arising out of the operation of the Business after the Closing Date; and, (d) any debt, liability, commitment or obligation, of any nature, whether accrued, absolute, contingent or other, and whether due or to become due, of Purchaser, or arising out of the business operations of the Business after the Closing Date or Purchaser's ownership or use of any of the Purchased Assets after the Closing Date.

         10.4 Notice and Defense of Claims. A party claiming indemnification under this Article X (the "Asserting Party") will give prompt written notice (the "Claim Notice") of the nature and basis of the claim to the party from whom indemnification is being sought (the "Indemnifying Party"). If the claim for indemnification arises out of a claim, action or proceeding by a third party (a "Third Party Claim"), the

Indemnifying Party may elect to assume the defense of the Third Party Claim at its own expense with counsel selected by the Indemnifying Party. If the Indemnifying Party assumes the defense of the Third Party Claim, the Indemnifying Party will not be liable for any fees or expenses of counsel for the Asserting Party incurred in connection with the Third Party Claim. If the Indemnifying Party does not assume the defense of the Third Party Claim, the Asserting Party will have the right to defend and settle the Third Party Claim. The Asserting Party and the Indemnifying Party will cooperate in the defense of any claim, action or proceeding covered by this Section 10.4. The Asserting Party will make available to the Indemnifying Party all records and other materials reasonably required by the Indemnifying Party for use in contesting the Third Party Claim. Where a third party in a Third Party Claim is a significant continuing supplier or customer of the Asserting Party and the conduct of the Third Party Claim may have a material adverse effect on the continued operation of the business of the Asserting Party, the Indemnifying Party shall consult with the Asserting Party in good faith with a view to reducing or eliminating the adverse effect of the conduct of the Third Party Claim.

         10.5 Maximum Aggregate Liability of the Parties. The maximum aggregate indemnification liability of the Seller under Section 10.2 and the of Buyer under Section 10.3 shall not exceed the Purchase Price.

         10.6 Threshold. Neither party will be entitled to indemnification under
Section 10.2 unless the aggregate amount incurred by it for which it is indemnified exceeds $5,000.

         10.7 Sole Remedy. Except for the breach of Section 7.1, the Seller or Purchaser's sole remedies for the breach of the terms of this Agreement shall be pursuant to this Article X.

                                   ARTICLE XI

                                 MISCELLANEOUS

         11.1 Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of each party to this Agreement, but no rights, obligations or liabilities under this Agreement shall be assignable by any party without the prior written consent of the other parties.

         11.2 Third Parties. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any other person or entity other than the parties to this Agreement any rights or remedies under or by reason of this Agreement.

         11.3 Complete Agreement. Except as expressly set forth in this Agreement or in an instrument in writing signed by the party to be bound thereby which makes specific reference to this Agreement, this Agreement sets forth the entire understanding of the parties concerning the subject matter of this Agreement and supersedes all prior contracts, arrangements, communications, discussions, representations and warranties, whether oral or written, between the parties relating to the subject matter of this Agreement.

         11.4 Expenses. Each of the parties to this Agreement shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement, and in closing and carrying out the transactions contemplated in this Agreement.

         11.5 Amendment. This Agreement may be amended at any time by a writing which refers to this Agreement and is executed by Purchaser and Seller.

         11.6 Further Assurances. Seller shall from time to time after the Closing upon the reasonable request of Purchaser, execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances and assurances as may be reasonably required to transfer to and to vest in Purchaser all good, valid, marketable and indefeasible right, title and interest of the Seller to the Purchased Assets, and to protect the right, title and interest of Purchaser in and to all of the Purchased Assets.

         11.7 Taxes. Seller shall pay all sales and use taxes and transfer taxes, if any, applicable to the transactions contemplated by this Agreement.

         11.8 Notices. All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally, (b) when transmitted by facsimile, (c) on the third business day after being deposited in the U.S. mail, certified, postage prepaid, return receipt requested, or (d) on the first business day after being sent by a nationally recognized overnight express courier service, to a party addressed as follows:

         If to Seller:

         Robert I. Sussman, Chief Executive Officer
         First Aid Select, Inc.
         10211 NW 52nd Street
         Sunrise, FL 33351-8024
         Fax: (954) 746-6611

         If to Purchaser to:

         Daniel W. Crotty, President
         Van Dyne-Crotty, Inc.
         3233 Newmark Drive
         Miamisburg, OH 45342
         Fax: (937) 435-8390

              Any party may change the names and addresses to which such communications are to be directed by giving notice to the other party of such change in the manner provided above.

         11.9 Severability. Each Article, section, subsection and lesser section of this Agreement constitutes a separate and distinct undertaking and covenant. In the event that any provision of this Agreement shall finally be determined to be unlawful, such provision shall be limited by construction in scope and effect to the minimum extent necessary to render the same lawful and if such a limiting construction is not possible, such provision shall be deemed severed from this Agreement, but in any event every other provision of this Agreement shall remain in full force and effect.

         11.10 Waivers. Any waiver by any party of any violation of, breach of or default under any provision of this Agreement by the other party shall not be construed as or constitute a continuing waiver of such provision, or a waiver of any other violation of, breach of or default under any other provision of this Agreement.

         11.11 Exhibits. The Exhibits and Schedules attached to this Agreement and/or referred to in this Agreement are part of this Agreement for all purposes.

         11.12 Captions. The captions in this Agreement are intended solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Agreement.

         11.13 Governing Law. This Agreement shall be exclusively governed by and construed in accordance with the laws of the State of Ohio.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


                                            FIRST AID SELECT, INC.


                                            By:_________________________________
                                                  Robert I. Sussman
                                                  Chief Executive Officer

                                                         "Seller"


                                            VAN DYNE-CROTTY, INC.


                                            By:_____________________________
                                                  David S. Senseman
                                                  Vice President and Chief
                                                     Financial Officer

                                                         "Purchaser"